Filed Pursuant to Rule 424(b)(3)
Registration No. 333-283752

PROSPECTUS SUPPLEMENT

(To Prospectus Dated February 11, 2025)

(Proposed Holding Company for Winchester Savings Bank)

Up to 3,532,143 Shares of Common Stock

(Subject to increase to up to 4,061,964 shares)

This supplements the prospectus of Winchester Bancorp, Inc. dated February 11, 2025. This prospectus supplement should be read together with the prospectus.

We have concluded our subscription offering and we have commenced a community offering.

To facilitate the sale of additional shares, we have commenced a community offering. The community offering may be terminated at any time in our sole discretion, and, in accordance with Winchester Savings Bank’s Plan of Reorganization from a Mutual Savings Bank to a Mutual Holding Company and Plan of Stock Issuance, we retain the right to accept or reject, in whole or in part, any order received in the community offering.

Completion of the reorganization and offering is subject to certain conditions.

Completion of the reorganization and offering remains subject to (1) receipt of all final regulatory approvals and (2) the sale of at least 2,610,715 shares of common stock, which is the minimum of our offering range.

Winchester Bancorp, Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may obtain these documents for free by visiting the Securities and Exchange Commission’s web site at www.sec.gov.

THIS INVESTMENT INVOLVES A DEGREE OF RISK, INCLUDING THE POSSIBLE LOSS OF PRINCIPAL.

PLEASE READ “RISK FACTORS” BEGINNING ON PAGE 19 OF THE PROSPECTUS.

THESE SECURITIES ARE NOT DEPOSITS OR SAVINGS ACCOUNTS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, ANY OTHER GOVERNMENTAL AGENCY OR THE DEPOSITORS INSURANCE FUND. NONE OF THE SECURITIES AND EXCHANGE COMMISSION, THE BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM, THE MASSACHUSETTS COMMISSIONER OF BANKS, THE FEDERAL DEPOSIT INSURANCE CORPORATION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

For assistance, please contact the Stock Information Center at (781) 729-2111.

The date of this prospectus supplement is March 20, 2025.